Exhibit 99.1

Press Release of Active Power, Inc. dated April 28, 2004

ACTIVE POWER ANNOUNCES FIRST QUARTER RESULTS

AUSTIN, Texas (April 28, 2004) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its first quarter ended March 31, 2004. Total revenues for the first quarter of fiscal 2004 were $3.2 million, up 35% sequentially from the fourth quarter 2003 and 99% from the same period last year.

Net loss for the first quarter of 2004 was $5.6 million, or 13 cents per share, compared to a net loss of $4.4 million, or 10 cents per share, for the previous quarter and a net loss of $6.3 million, or 15 cents per share, for the same period last year

Consumption of cash and investments for the quarter was $4.4 million, as compared to $4.0 million for the previous quarter and $5.3 million for the same period last year. Cash and investments at March 31, 2004 were $67.8 million.

“Although revenue doubled year over year, several orders expected in Q1 were delayed, causing actual sales to fall short of our earlier estimates. Sales quotations, bookings and shipments increased in the second half of Q1 and we see this momentum continuing during the current quarter,” said Joe Pinkerton, Chairman and CEO of Active Power. “We expect sequential growth in Q2 supported by backlog carried over from Q1 and April bookings. Product line extensions completed in the second half of 2003 are expected to be a catalyst for growth in 2004. In addition, recent technical progress has given us increased confidence that our extended runtime product is on track to provide significant additional growth in 2005.”

Business Highlights:

•	Installed our UPS system at a facility for Eurotel, the largest wireless services provider in the Czech Republic. The CleanSource® technology passed the stringent requirements set forth by the customer and has formed the basis of the customer’s specifications for future projects.

•	Placed our first systems in the banking industry with installations at the main data center of the largest retail bank in Korea and a data center of a leading investment bank in New Jersey.

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Completed the first phase of our 7 MVA installation for our customer, an African printer and paper manufacturer. The Active Power equipment is currently protecting the customer’s facility in a continuous power system configuration. The remaining components of this project include another $1.9 million in product and services, $1.0 million of which is expected in Q2, with the remainder in Q3 and Q4.

•	Continued to make inroads into government facilities with the sale of several mid-range UPS systems (65 – 150 kVA) to the United States Navy. These units will be used to backup critical dock lighting at a Navy site. We also sold a DC unit to a Unites States Air Force base, and a multi-flywheel UPS system to a state department of transportation.

•	Inventory stocking units at our primary OEM, Caterpillar and its dealer network, declined by approximately $1.0 million or 15% with a large portion of these units being installed at a semiconductor facility owned by ST Microelectronics. This is the second large installation of Active Power CleanSource DC systems at this customer.

•	Shipped our first UPS system for installation in Australia. This system will protect the headquarters of one of the leading TV channels in Sydney.

•	Achieved a significant development milestone on our battery-free extended runtime product, discharging the system at 40 kW for over 15 minutes. This system is targeted to replace lead-acid batteries in the 3-phase UPS market below 100 kVA. We anticipate a technology launch for this product in September 2004, and are on schedule to ship alpha units to customers in the fourth quarter of this year.

•	Strengthened our Board of Directors with the addition of Ake Almgren, who brings tremendous power quality experience to our Board, most recently as the Chairman and CEO of Capstone Turbine Corp. Before joining Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (“ABB”), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren was elected to the Board as a Class III Director and his term will expire at the 2006 annual meeting of stockholders.

Outlook:

Active Power expects Q2 2004 revenue to increase to approximately $3.5 to $4.5 million, and Q2 earnings per share to be a loss of approximately 13 to 15 cents. We expect consumption of cash and investments in Q2 to be in the range of $4.5 to $5.5 million. For the full year 2004, we expect 100% revenue growth over 2003, and EPS to be a loss of 46 to 50 cents per share. Included in our Q2 and full year 2004 EPS estimates are $500,000, 1.2 cents a share, and $1.5 million, 3.5 cents a share, respectively, of estimated legal costs associated with the ongoing litigation and trial preparation, as discussed in our SEC filings.

Conference call:

The Company will host a conference call today, Wednesday, April 28, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q1 results. A replay of the webcast will be available until May 12th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights, including the possibility of an adverse outcome in the litigation in which we are currently engaged; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except for per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)

Product revenue	$3,240	$1,625
Operating expenses:
Cost of product revenue	3,821	3,292
Research, development and engineering	2,353	2,541
Selling, general & administrative	3,009	2,706
Amortization of deferred stock compensation	17	33

Total operating expenses	9,200	8,572

Operating Loss	(5,960)	(6,947)
Interest income	397	619
Other income (expense)	(61)	4

Net loss	$(5,624)	$(6,324)

Net loss per share, basic & diluted	$(0.13)	$(0.15)
Shares used in computing net loss per share, basic & diluted	42,233	41,748

Comprehensive loss:
Net loss	$(5,624)	$(6,324)
Unrealized gain on investments in marketable securities	28	467

Comprehensive loss	$(5,596)	$(5,857)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	March 31, 2004	December 31, 2003
	(unaudited)

Assets

Current assets:
Cash & cash equivalents	$53,710	$48,499
Restricted cash	805	805
Short-term investments in marketable securities	11,175	20,758
Accounts receivable, net	1,188	1,528
Inventories	5,829	4,531
Prepaid expenses and other	1,233	1,404

Total current assets	73,940	77,525
Property and equipment, net	9,258	9,796
Intangible assets, net	809	838
Long-term investments in marketable securities	2,098	2,102

Total assets	$86,105	$90,261

Liabilities and stockholders’ equity

Current Liabilities:
Accounts payable	$3,084	$1,694
Accrued expenses	2,602	3,323
Deferred revenue	687	184

Total liabilities	6,373	5,201
Stockholders’ equity:
Common stock	42	42
Treasury stock	(2)	(2)
Deferred stock compensation	(17)	(34)
Additional paid-in capital	215,245	214,993
Accumulated deficit	(135,643)	(130,018)
Other accumulated comprehensive income	107	79

Total stockholders’ equity	79,732	85,060

Total liabilities and stockholders’ equity	$86,105	$90,261

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